Exhibit 10.1
EXECUTION VERSION

MUTUAL TERMINATION AGREEMENT
MUTUAL TERMINATION AGREEMENT (this “Agreement”), dated as of May 22, 2020, by and between Texas Capital Bancshares, Inc., a Delaware corporation (“TCBI”), and Independent Bank Group, Inc., a Texas corporation (“IBTX”).
W I T N E S S E T H:
WHEREAS, TCBI and IBTX have entered into that certain Agreement and Plan of Merger, dated as of December 9, 2019 (the “Merger Agreement”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Merger Agreement.
WHEREAS, Section 8.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of TCBI and IBTX.
WHEREAS, the Boards of Directors of TCBI and IBTX have determined that it is in the best interests of their respective companies and their respective shareholders to terminate the Merger Agreement in accordance with the terms hereof.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
1.The parties hereto mutually agree to terminate the Merger Agreement, effective as of the execution of this Agreement, such agreement constituting the requisite mutual agreement and written consent required to terminate the Merger Agreement pursuant to Section 8.1(a) of the Merger Agreement and otherwise as may be required pursuant to applicable law.
2.    TCBI and IBTX each agree that the Merger Agreement is hereby and forthwith void and without effect, and, subject to Section 8 hereof, and notwithstanding anything in the Merger Agreement (including Section 8.2 thereof) to the contrary, none of TCBI, IBTX, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under the Merger Agreement or in connection with the transactions contemplated by the Merger Agreement or the termination thereof, except that Section 6.2(b) of the Merger Agreement and the Confidentiality Agreement shall survive such termination of the Merger Agreement.
3.    The press release of TCBI and the press release of IBTX announcing the termination of the Merger Agreement pursuant to this Agreement are set forth on Annex A-1 and Annex A-2, respectively. Each party agrees to issue its press release at 7:00 a.m., New York City time, on May 26, 2020. Thereafter, neither party shall make any public statements regarding the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement, except for statements that are consistent with those set forth in such press releases or as required by applicable law.
4.    Other than as TCBI or IBTX may determine is factually accurate and, based on advice of counsel, necessary (a) to respond to any legal or regulatory process or proceeding or (b) to give testimony or file any documents in any legal or regulatory proceeding, each of TCBI and IBTX, on behalf of itself and its Subsidiaries, officers and directors, agrees that for a period of five (5) years from and after the date of this Agreement, it will not, and will not authorize, induce or encourage any other person to, directly or indirectly, make any public or private statements or other communications that disparage, denigrate or malign the other party or its Subsidiaries or Representatives.
5.    Within ten (10) business days of the date of this Agreement, each party shall redeliver to the other party or destroy all Evaluation Material (as defined in the Confidentiality Agreement) of the other party subject to and in accordance with the eighth paragraph of the Confidentiality Agreement. The final paragraph of the Confidentiality Agreement is hereby amended as follows: the phrase “eighteen (18) months from the date hereof” is deleted and replaced in its entirety with the phrase “two (2) years from the date of the Mutual Termination Agreement, dated as of May 22, 2020, between the parties”.
6.    Each party hereby represents and warrants to the other party that (a) such party has full corporate power and authority to execute and deliver this Agreement, (b) the execution and delivery of this Agreement, the termination of the Merger Agreement and consummation of the other transactions contemplated hereby have been duly and validly approved by the Board of Directors of such party, (c) no other corporate proceedings on the part of such party are necessary to approve this Agreement or the termination of the Merger Agreement or to consummate the other transactions contemplated hereby and (d) this Agreement has been duly and validly executed and delivered by such party (assuming due authorization, execution and delivery by the other party) and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
7.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof. Any agreement on the part of a party hereto to any extension or waiver of the Agreement shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
8.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that IBTX shall make a payment to TCBI, in an amount agreed between the parties, such that the costs and expenses incurred by the parties related to integration planning, including consulting fees and related expenses, shall be borne equally by the parties.
9.    TCBI and IBTX have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by TCBI and IBTX, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of a provision of this Agreement. When a reference is made in this Agreement to Sections or Annexes, such reference shall be to a Section or an Annex of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. As used herein, the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
10.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by TCBI or IBTX (whether by operation of law or otherwise) without the prior written consent of the other (which may be withheld by such other party in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by TCBI, IBTX and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
11.    Sections 9.5, 9.7 through 9.10, 9.12, 9.13 and 9.15 of the Merger Agreement are hereby incorporated into this Agreement by reference, and shall apply hereto as though set forth herein, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
TEXAS CAPITAL BANCSHARES, INC.

By:	/s/ Julie Anderson Name: Julie Anderson Title: Chief Financial Officer
INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks Name: David R. Brooks Title: Chairman of the Board, President and Chief Executive Officer